SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MAGELLAN MIDSTREAM HOLDINGS, L.P.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Williams Center

Tulsa, Oklahoma 74172

February 26, 2009

To Our Limited Partners:

You are cordially invited to attend the 2009 annual meeting of limited partners of Magellan Midstream Holdings, L.P. to be held on Thursday, April 23, 2009 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time. A notice of the annual meeting, proxy statement and proxy card are enclosed. We also have enclosed our 2008 Annual Report and Form 10-K for the fiscal year ended December 31, 2008.

The board of directors of our general partner has called this annual meeting for you to consider and act upon the election of one Class I director to our general partner’s board of directors to serve until the 2012 annual meeting of limited partners. The board of directors of our general partner unanimously recommends that you approve this proposal. I urge you to read the accompanying proxy statement for further details about the proposal.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the annual meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Don R. Wellendorf
Chairman of the Board, President and
Chief Executive Officer of Magellan Midstream Holdings GP, LLC, general partner of Magellan Midstream Holdings, L.P.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON APRIL 23, 2009

To the Unitholders of Magellan Midstream Holdings, L.P.:

The annual meeting of limited partners of Magellan Midstream Holdings, L.P. will be held in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, on April 23, 2009 at 10:00 a.m. Central Time to consider the following matters:

1. The election of one Class I director to our general partner’s board of directors to serve until the 2012 annual meeting of limited partners; and

2. The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposal.

Only unitholders of record at the close of business on February 24, 2009 are entitled to attend or vote at the annual meeting or any adjournments thereof.

Your vote is important! For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors
of Magellan Midstream Holdings GP, LLC,
as general partner of
Magellan Midstream Holdings, L.P.

Lonny E. Townsend
Secretary

Tulsa, Oklahoma

February 26, 2009

MAGELLAN MIDSTREAM HOLDINGS, L.P.

Proxy Statement

For

Annual Meeting of Limited Partners

To Be Held on April 23, 2009

These proxy materials, which we will begin mailing to our unitholders on or about March 9, 2009, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan Midstream Holdings GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Holdings, L.P., a Delaware limited partnership, for use at our 2009 annual meeting of limited partners or at any adjournments thereof. The meeting will be held in the Williams Resource Center on April 23, 2009 at 10:00 a.m. Central Time at One Williams Center, Tulsa, Oklahoma. Holders of record of common units at the close of business on February 24, 2009 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors is required to set a new record date. Unless otherwise indicated, the terms “Partnership,” “Magellan,” “our,” “we,” “us” and similar terms refer to Magellan Midstream Holdings, L.P., together with our subsidiaries.

Proposal

At our 2009 annual meeting of limited partners, we are asking our unitholders to consider and act upon the election of one Class I director to serve until our 2012 annual meeting (the “Class I Director Election Proposal”).

Outstanding Common Units Held on Record Date

As of the record date, there were 62,646,551 outstanding common units that were entitled to notice of and are entitled to vote at the annual meeting.

Quorum Required

The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposal at the annual meeting. Withheld votes will count as present for purposes of establishing a quorum on the proposal.

Vote Required

Directors on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Each common unit entitles the holder thereof as of the record date to one vote. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

A unitholder eligible to vote on the Class I Director Election Proposal may: (1) vote for the election of the nominee named herein or (2) withhold authority to vote for the nominee. Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers that are members of the NYSE are permitted to vote a client’s proxy in their own discretion as to the election of directors to the board of directors of our general partner if the broker has not received instructions from the unitholder on this proposal.

How to Vote

You may vote in person at the annual meeting, by telephone, by internet or by proxy. Even if you plan to attend the annual meeting, we encourage you to complete, sign and return your proxy card or vote by following the telephone or internet voting instructions on the proxy card in advance of the annual meeting.

In Person

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units.

Telephone

Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

Internet

Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card.

Proxy

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the annual meeting.

Revoking Your Proxy or Changing Your Telephone or Internet Vote

You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 23, 2009 will be counted.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 23, 2009 will be counted.

Solicitation and Mailing of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., LLC to aid in the solicitation of proxies. The fees of Morrow & Co., LLC are $4,000, plus reimbursement of its reasonable costs.

Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address, if possible, unless we have received contrary instructions from one or more of the unitholders. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Email: magellaninfo@morrowco.com

Phone (unitholders): (800) 607-0088

Phone (banks and brokerage firms): (203) 658-9400

Other Matters for 2009 Annual Meeting

We know of no matters to be acted upon at the annual meeting other than the proposal included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our Partnership. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials

for the Unitholder Meeting to Be Held on April 23, 2009

This proxy statement and our annual report to unitholders are available at www.mgglp.com.

CLASS I DIRECTOR ELECTION PROPOSAL

We are a limited partnership. We do not have our own board of directors and do not have any employees. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, our general partner.

The total number of directors on our general partner’s board of directors is currently set at five and there are no vacancies. The terms of the directors of our general partner’s board are “staggered” and the directors are divided into three classes. At each annual meeting, only one class of directors is elected and, upon election, directors in that class serve for a term of three years, subject to a director’s earlier resignation, death or removal.

At the 2009 annual meeting, our unitholders will consider and act upon a proposal to elect one Class I director to our general partner’s board of directors to serve until the 2012 annual meeting of limited partners. The Class I nominee has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the Class I director nominee unless otherwise instructed by a unitholder in a proxy card. If this nominee becomes unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee.

Information concerning the Class I director nominee, along with information concerning the current Class II and Class III directors whose terms of office will continue after the annual meeting, is set forth below.

CLASS I DIRECTOR NOMINEE — If Elected, Term Expires at the 2012 Annual Meeting of Limited Partners

Patrick C. Eilers, 42, has served as a director of our general partner since April 17, 2003. He also serves as a director of the general partner of Magellan Midstream Partners, L.P. (“MMP”). Mr. Eilers is a Managing

Director of Madison Dearborn Partners, LLC overseeing the firm’s energy, power and chemicals practice. Prior to joining Madison Dearborn Partners, LLC in 1999, he served as a Director with Jordan Industries, Inc. and as an Associate with IAI Venture Capital, Inc. He also played professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995. Mr. Eiler’s nomination was recommended by our general partner’s board of directors.

CLASS II DIRECTOR — Term Expires at the 2010 Annual Meeting of Limited Partners

Walter R. Arnheim, 64, has served as an independent director of our general partner since February 15, 2006. From January 2000 until July 2002, he was the Executive Director of the Washington Opera. Mr. Arnheim was employed by Mobil Corporation for 34 years and retired as its Treasurer in January 2000. He currently serves on the Board of Opera Lafayette and is President of Mozaik Investment, a private equity firm.

Robert G. Croyle, 66, has served as an independent director of our general partner since December 19, 2006. He served as Vice Chairman of the Board and Chief Administrative Officer of Rowan Companies, Inc., a major international offshore and land drilling contractor, from August 2002 until December 2006 and as Executive Vice President from 1993 to 2002. Mr. Croyle currently serves as a director of Rowan Companies, Inc. and Boots & Coots International Well Control, Inc.

CLASS III DIRECTORS — Term Expires at the 2011 Annual Meeting of Limited Partners

James C. Kempner, 69, has served as an independent director of our general partner since March 16, 2006. He served as the President and Chief Executive Officer (“CEO”) of Imperial Sugar Company from October 1993 to October 2001 and as Executive Vice President and Chief Financial Officer (“CFO”) from April 1988 to September 1993. Prior to joining Imperial, he served for more than 10 years in several executive positions with Pogo Producing Company, including Treasurer and CFO. His career also includes nine years of investment banking experience with Lehman Brothers in the oil services industry.

Don R. Wellendorf, 56, is currently Chairman of the Board and has served as a director of our general partner since December 21, 2005 and the President and CEO since June 17, 2003. He also serves as Chairman of the Board, President and CEO of the general partner of MMP. Prior to November 2002, he served as Senior Vice President, Treasurer and CFO of MMP’s former general partner. From 1998 to 2002, he served as a Vice President of a subsidiary of The Williams Companies, Inc. (“Williams”). Prior to Williams’ merger with MAPCO Inc. (“MAPCO”), Mr. Wellendorf served in various management positions since joining MAPCO in 1979.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF PATRICK C. EILERS TO CLASS I OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Director Independence

The NYSE rules do not require the boards of directors of publicly-traded limited partnerships to be made up of a majority of independent directors. Three members of our general partner’s five-member board of directors meet the independence and financial literacy requirements of the NYSE and the Securities and Exchange Commission (“SEC”). These independent directors are Walter R. Arnheim, Robert G. Croyle and James C. Kempner. Based on all relevant facts and circumstances, our general partner’s board of directors affirmatively determined on January 23, 2009 that these independent directors have no material relationship with us or our general partner and meet the following categorical standards:

•

A director will not be considered independent if the director is, or has been within the last three years, an employee of ours, our general partner, Magellan GP, LLC or MMP (the “Magellan Group”), or if an

immediate family member of a director is, or has been within the last three years, an executive officer, of the Magellan Group; provided, however, that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment.

•

A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Magellan Group, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member for service as an employee (other than an executive officer) of the Magellan Group.

•

A director will not be considered independent if (i) the director or an immediate family member is a current partner of a firm that is the Partnership’s internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Partnership’s audit within that time.

•

A director will not be considered independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Magellan Group’s present executive officers at the same time serves or served on that company’s compensation committee.

•

A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Magellan Group for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered “companies” for purposes of this test.

James C. Kempner’s son is an officer of J.P.Morgan Chase & Co. and his son-in-law is a partner of Andrews Kurth LLP, a law firm. We have a banking relationship with J.P. Morgan Chase & Co. and retain the services of Andrews Kurth LLP from time to time. These relationships were not required to be disclosed in the section below entitled “Related Person Transactions,” but were considered by the board of directors in determining the independence of Mr. Kempner.

2008 Meetings of the Board of Directors and its Committees

The board of directors of our general partner held 11 board meetings, eight audit committee meetings and 27 conflicts committee meetings, which is a total of 46 meetings during 2008. During 2008, no director attended fewer than 75% of: (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director; and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served, with the exception of Thomas T. Macejko, Jr. who resigned on December 1, 2008. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings.

Board Committees

Our general partner’s board of directors has the following two standing committees: (1) audit committee; and (2) conflicts committee.

Audit Committee. The members of the audit committee are Walter R. Arnheim, Robert G. Croyle and James C. Kempner. Our general partner’s board of directors has determined that each of these directors meets the independence and financial literacy requirements of the NYSE. Mr. Arnheim is the chairman of the audit committee. Our general partner’s board of directors has determined that Mr. Arnheim is an audit committee financial expert. The audit committee, among other things, reviews our external financial reporting, retains our independent registered public accounting firm, approves and pre-approves services provided by the independent registered public accounting firm and reviews procedures for internal auditing and the adequacy of our internal accounting controls. More information regarding the functions performed by the audit committee is set forth below in the section entitled “2008 Report of the Audit Committee.” Our general partner’s board of directors has adopted a written charter for the audit committee, which is available on our website at www.mgglp.com.

2008 Report of the Audit Committee

The audit committee of the Board of Directors of Magellan Midstream Holdings GP, LLC, acting in its capacity as the general partner of Magellan Midstream Holdings, L.P. (referred to in this report as the “Partnership”), oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements contained in the Annual Report on Form 10-K for the year ending December 31, 2008. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Partnership’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The audit committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.

The audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards 61, as may be modified or supplemented. The committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Dated: February 25, 2009

Submitted By:

Audit Committee

Walter R. Arnheim, Chair

Robert G. Croyle

James C. Kempner

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee. The NYSE rules do not require publicly-traded limited partnerships’ boards of directors to have a standing compensation committee. Therefore, our general partner’s board of directors has delegated responsibility for decisions related to compensation of its employees that provide services to us and MMP, with the exception of benefits, to the compensation committee of MMP’s general partner. Decisions related to benefits are made by our general partner’s board of directors.

The following organizational chart shows our relationship with MMP:

(1)	MGG GP holds a non-economic general partner interest in us.

Conflicts Committee. The members of the conflicts committee are Walter R. Arnheim, Robert G. Croyle and James C. Kempner. Mr. Kempner is the chairman of the conflicts committee. At the request of our general partner’s board of directors, the conflicts committee reviews specific material matters that may involve conflicts of interest with our general partner and its affiliates and determines if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee are conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe to us or our unitholders.

Director Nominations

The NYSE rules do not require publicly-traded limited partnerships’ boards of directors to have a standing nominating committee. It is the view of our general partner’s board of directors that, in lieu of a standing nominating committee, the entire board shall serve the function of a nominating committee. Each member of our general partner’s board of directors participates in the consideration of director nominees. Our general partner’s board of directors has not adopted a nominating committee charter.

The minimum qualifications that our general partner’s board of directors believes must be met in order to recommend a nominee as a director are set forth in our Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are available on our website at www.mgglp.com. Our general partner’s board of directors relies on its members to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our general partner’s board of directors in the same manner as nominees recommended by a member of the board of directors.

Communications to the Board of Directors

The non-management members of our general partner’s board of directors have an opportunity to meet quarterly following each regularly scheduled board meeting. The presiding director at these non-management board member meetings is Robert G. Croyle. You may send communications to our general partner’s board of directors by calling our Action Line at 1 (800) 876-6021. All messages received for the board of directors will be forwarded directly to Mr. Croyle.

EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

John D. Chandler, 39, currently serves as Senior Vice President, CFO and Treasurer of our general partner. He also serves as Senior Vice President, CFO and Treasurer of the general partner of MMP. He was Director of Financial Planning and Analysis for a subsidiary of Williams from 1999 to July 2002, including working for MMP since its inception in 2000. Prior to Williams’ merger with MAPCO, Mr. Chandler held various accounting and finance positions since joining MAPCO in 1992.

Lonny E. Townsend, 52, currently serves as Senior Vice President, General Counsel, Secretary and Compliance and Ethics Officer of our general partner. He also serves as Senior Vice President, General Counsel, Assistant Secretary and Compliance and Ethics Officer of the general partner of MMP. Prior to joining MMP in 2003, Mr. Townsend was Assistant General Counsel for Williams from February 2001 to June 2003. He also served in various other legal positions with Williams since 1991.

Don R. Wellendorf, 56, currently serves as Chairman of the Board, President and CEO of our general partner. He also serves as Chairman of the Board, President and CEO of the general partner of MMP. Prior to November 2002, he served as Senior Vice President, Treasurer and CFO of MMP’s former general partner. From 1998 to 2002, he served as a Vice President of a subsidiary of Williams. Prior to Williams’ merger with MAPCO, Mr. Wellendorf served in various management positions since joining MAPCO in 1979.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

Our named executive officers (“NEO”) are also NEOs of the general partner of MMP, whose general partner we own. Our general partner only has three officers, which are also our NEOs. Our NEOs spend the majority of their time managing MMP, and MMP is responsible for the majority of their compensation. Therefore, our general partner’s board of directors has delegated responsibility for decisions related to our NEOs’ compensation, other than a material change in compensation philosophy, to the compensation committee of MMP’s general partner’s board of directors (the “MMP Compensation Committee”). Based on the estimated time each of our NEOs spent managing our affairs, our general partner’s board of directors agreed the percentages set forth below of each NEO’s base salary, annual non-equity incentive program payout and benefits would be allocated between us and MMP. Our general partner’s board of directors reviews these allocations periodically to determine whether they are appropriate:

NEO	MMP Allocation	Our Allocation
Don R. Wellendorf, CEO	85%	15%
John D. Chandler, CFO	85%	15%
Lonny E. Townsend	85%	15%

This Compensation Discussion and Analysis discusses MMP’s compensation program as it relates to our NEOs. MMP’s compensation programs are administered by MMP’s Compensation Committee and consist of the following four components: (i) base salary; (ii) long-term incentive program (“LTIP”); (iii) annual non-equity incentive program (“AIP”); and (iv) benefits. MMP’s LTIP is a part of MMP’s compensation program only and no part of it is intended to compensate our NEOs for their service to us. Therefore, no cost associated with MMP’s LTIP is allocated to us and no units awarded or payouts to our NEOs pursuant to MMP’s LTIP is discussed in this Compensation Discussion and Analysis.

The objective of MMP’s compensation program is to compensate our executive officers in a manner that: (i) links our executive officers’ compensation to the achievement of MMP’s business and strategic goals; (ii) aligns their interests with those of MMP’s unitholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly-talented executives. Because our only assets are our ownership of MMP’s general partner and all of the incentive distribution rights in MMP, our financial success is dependent on MMP’s financial success. We succeed as MMP achieves its business and strategic goals. We also have the same interest as MMP in recognizing the individual contributions of our NEOs and in attracting, motivating and retaining highly-talented executives. Therefore, our general partner’s board of directors agree with the objectives of MMP’s compensation program and agree that it meets our objectives for compensating our NEOs.

The MMP Compensation Committee engaged the independent executive compensation consulting firm of BDO Seidman, LLP to assist with the annual evaluation of executive compensation by assisting in: (i) the determination of the appropriate level of compensation for each NEO and (ii) the development of the appropriate level of compensation for achieving the established performance level for each performance metric in the AIP.

Market Analysis

MMP’s Compensation Committee, in consultation with BDO Seidman, LLP, utilized third party surveys published by Mercer, Towers Perrin and an industry specific survey by Effective Compensation, Inc. to evaluate MMP’s NEOs’ compensation. Additionally, peer data of other master limited partnerships (“MLPs”) was obtained and utilized in developing a benchmark for our NEOs’ compensation. The benchmark ultimately selected as the best possible representation of the applicable market was the MLP Market Benchmark, as described below.

MLP Market Benchmark

As in prior years, the MLP Market Benchmark was defined as 110% of the median compensation of 13 MLPs. These MLPs were chosen because they had a market capitalization of $1 billion to $10 billion, they were in businesses similar to ours and/or they were companies with which we compete for employees. The MLP Market Benchmark was set at 110% of the median compensation of the peer MLPs because more than half of the MLPs’ compensation structures are suppressed reflecting their dependence on parent organizations for services and management as opposed to our stand-alone organization.

The MLP Market Benchmark was comprised of the following MLPs: Alliance Resource Partners, L.P., AmeriGas Partners, L.P., Buckeye Partners, L.P., Crosstex Energy, L.P., Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Enterprise Products Partners L.P., Ferrellgas Partners, L.P., MarkWest Energy Partners, L.P., NuStar Energy L.P., Plains All American Pipeline, L.P., Sunoco Logistics Partners L.P. and TEPPCO Partners, L.P.

Internal Analysis

In addition to the MLP Market Benchmark, MMP’s Compensation Committee reviewed internal tally sheets to evaluate the appropriate amount of each NEO’s compensation based upon wealth accumulation. The MMP Compensation Committee felt the wealth accumulated by MMP’s NEOs was in line with the increase in unitholder value and was, therefore, appropriate. Internal pay equity percentages of the CEO’s total compensation compared to the NEOs’ total compensation, as well as to each level of compensation in the organization, were also evaluated and determined to be appropriate by the MMP Compensation Committee.

Base Salary

Base salary for each NEO is derived from MLP Market Benchmark data with respect to base salaries for each position and is set at amounts that are deemed competitive in the various labor markets where we compete for executive talent. In evaluating 2008 base salaries for our NEOs, the MMP Compensation Committee determined that the base salaries of our NEOs were significantly lower than the MLP Market Benchmark. This finding was consistent with previous years’ evaluations. As a result, increases were awarded in 2008 to bring our NEOs’ base salaries closer to the MLP Market Benchmark. MMP’s Compensation Committee intends to increase our NEOs’ base salaries up to the MLP Market Benchmark over time.

Long-Term Equity Incentive Compensation

MMP’s LTIP is a part of MMP’s compensation program only and no part of it is intended to compensate our NEOs for their service to us. Therefore, no cost associated with MMP’s LTIP is allocated to us and no units awarded or payouts to our NEOs pursuant to MMP’s LTIP is discussed in this Compensation Discussion and Analysis.

Annual Non-Equity Incentive Program

The objective of MMP’s AIP is to provide a flexible pay-for-performance reward system that is paid out in cash and linked to MMP’s annual financial and operational performance. The MMP Compensation Committee establishes a funding metric to ensure that certain levels of profitability are met before any AIP payments are made. Regardless of whether the funding metric is met, funding of our AIP is at the discretion of our compensation committee. The MMP Compensation Committee also sets performance metrics that are used to measure results such as profitability, safety and other results. Each performance metric used for our AIP has an established threshold amount below which no payout would be made. This reflects the view of MMP’s Compensation Committee that it is inappropriate to pay annual non-equity incentive compensation for results that do not meet minimum performance expectations.

The MMP Compensation Committee utilized the MLP Market Benchmark to establish the appropriate AIP target levels for each NEO. As with prior year’s evaluation of appropriate AIP target levels, it was determined that the target payout for our CEO remained below the MLP Market Benchmark. Therefore, the MMP Compensation Committee increased our CEO’s 2008 AIP target to be in line with the MLP Market Benchmark. Our CFO and other NEO’s 2008 AIP targets were already near the MLP Market Benchmark with respect to non-equity incentives; therefore, no adjustments to their targets were made at the January 2008 compensation committee meeting. The table below reflects the 2008 AIP target for each NEO expressed as a percentage of their annual salary.

NEO	2008 AIP Target
Don R. Wellendorf, CEO	100%
John D. Chandler, CFO	50%
Lonny E. Townsend	50%

2008 AIP Metrics

The funding and performance metrics of MMP’s AIP are the same for all participants, including our NEOs. The performance metrics selected for 2008 included components that could be influenced by most employees within our organization, thereby creating a clear line-of-sight for employees between performance and compensation. Each performance metric was chosen to reflect its importance to the organization and was weighted by our compensation committee to reflect our major financial and operational objectives for the year. Threshold, target and stretch performance levels were set for each performance metric. The threshold, target and stretch performance levels established by our compensation committee were designed to motivate individual performance primarily in our core business and, therefore, should not be considered to be projections of our actual financial performance.

After the funding metric is met, payout percentages for each performance metric are determined based on actual results attained for each metric multiplied by the weight assigned to that metric. When actual results are below threshold, the payout percentage is 0%; when actual results are at threshold, the payout percentage is 50%;

when actual results are at target, the payout percentage is 100%; and when actual results are at stretch, the payout percentage is 200%. The payout percentage for results between threshold and stretch are interpolated. The payout percentage is then multiplied by the weight of the metric to calculate a payout percentage.

The funding metric for MMP’s 2008 AIP was distributable cash flow at the level required to maintain MMP’s distributions at the fourth quarter 2007 level. The target established for 2008 was $255.1 million and MMP’s actual results for 2008 were $337.2 million. Since MMP’s 2008 actual results exceeded the funding metric, the MMP Compensation Committee exercised its discretion to fund the AIP for 2008.

The performance metrics that were used for the 2008 AIP were adopted at the January 2008 MMP Compensation Committee meeting. In an attempt to encourage growth in MMP’s core businesses, the MMP Compensation Committee adopted a financial metric of EBITDA less Maintenance Capital excluding the impact of certain commodity margins. This change to the AIP financial metric was made to better align this metric with those core activities of the company that can be most affected by the additional focus and motivation provided by the AIP. A separate financial metric specific to commodity-related activities was created to incentivize growth in cash flow generated by those activities. This commodity-related metric was given less weight than the other financial metric, reflecting the fact that such activities are subject to changing market prices, which are not substantially under the control of MMP’s employees. In order to encourage employees to focus on preventing product releases from the assets operated by MMP that significantly impact people or the environment, the MMP Compensation Committee also modified the Environmental performance metric to include a separate metric measuring those incidents involving human error. The performance metrics and associated weights that were used for the 2008 AIP are as follows:

•

EBITDA less Maintenance Capital (excluding commodities) – 65% Weight – This metric focused attention on the ultimate means by which MMP’s operations provided a return to its partners, specifically, generating distributable cash flow from MMP’s core business. The attainment of target for this metric ensured that MMP generated sufficient cash flow to maintain or increase the distributions to MMP unitholders.

•

Commodity Margins – 10% Weight – Commodity margins reflect the contribution MMP’s commodity related activities had on the generation of distributable cash, but also recognized that most employees cannot directly impact the performance of these activities and market price changes can significantly influence results.

•

Safety – OSHA Recordable IR – 10% Weight – This metric focused attention on the health and safety of employees. Payout under this metric would have been zero if a fatality had occurred related to activities under MMP’s control.

•

Environmental – High Consequence Releases – 8% Weight – This metric measured the number of high consequence product releases from MMP’s terminals or pipeline systems and focused attention on both the environmental aspects of the business and cost control since these releases can result in significant expense. Payout under this metric would have been zero if a fatality had occurred as a direct result of a release from any asset operated by MMP or any high consequence release that would have exceeded, or would have been expected to exceed, $2.5 million in clean up and third party damage expenses.

•

Environmental – Human Error Releases – 7% Weight—This metric measured the number of releases of one barrel or more due to human error by an employee or a contractor under MMP’s control. Payout under this metric would have been zero if a fatality had occurred as a result of a release (regardless of human error) or any one human error release would have exceeded, or would have been expected to exceed, $2.5 million in cleanup and third party damage expenses.

An adjustment to MMP’s 2008 financial results, for purposes of calculating the 2008 AIP payouts, was approved at the MMP Compensation Committee January 2009 meeting. MMP’s marine facilities in the Houston, Texas area were heavily impacted by Hurricane Ike resulting in increased expenses and significant loss of revenue. In order to acknowledge the extraordinary efforts undertaken by MMP’s employees to minimize this impact and to restore operations following Hurricane Ike, to recognize the overall record financial performance for the year, and to recognize the significant change in the economic conditions of the country subsequent to setting the 2008 targets, an adjustment to MMP’s 2008 financial results for purposes of calculating the 2008 AIP payouts was approved. The adjustments approved by the MMP Compensation Committee resulted in a threshold level payout of the non-commodity financial metric results (or an additional 32.5% payout overall). The MMP Compensation Committee felt this decision was appropriate since MMP achieved record operating profits in 2008 and Hurricane Ike was a force majeure event. All payouts under MMP’s AIP are eligible for consideration under the terms of the Magellan Pension Plan and the Magellan 401(k) Plan, subject to Internal Revenue Service (“IRS”) limitations.

Changes to the AIP Performance Metrics for 2009

The MMP Compensation Committee set the initial funding trigger and performance metrics for the 2009 AIP at the February 2009 MMP Compensation Committee meeting. The financial performance metrics remain unchanged from 2008, continuing the focus on growth in our core businesses, but an overriding financial trigger was adopted to ensure at least a target level payout for the two financial metrics when overall financial results have significantly exceeded expectations. The MMP Compensation Committee also adopted a new operational performance metric. This new operational performance metric will consider indicators such as near miss reports, regulatory audits, internal audits and the proactive efforts as recorded in MMP’s Compliance Management System as a better recognition of key, strategic operational performance in addition to the continued focus on environmental and safety performance as measured by our lagging indicators.

The performance metrics and associated weights for the 2009 AIP are as follows:

•	EBITDA less Maintenance Capital (excluding commodities) – 65% Weight

•	Commodity Margins – 10% Weight

•

Operational Performance – 15% Weight – This discretionary portion of the payout focuses attention not only on the health and safety of employees, but also critically assesses the organization’s overall operational performance.

•	OSHA Recordable IR – 5% Weight

•	Human Error Releases – 5% Weight

Benefits

The employee benefits available to eligible participants, including our NEOs, are designed to be competitive within the energy industry and are comprised of a pension plan, 401(k) plan and health and welfare plan. In 2008, our NEOs who elected to participate in the Magellan Health and Welfare Plan were required to participate on an after-tax basis instead of on a pre-tax basis like other participants. Our NEOs do not participate in a supplemental employment retirement benefit (“SERP”) of any kind.

Termination or Change-in-Control Provisions

None of our NEOs has an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with, any termination of employment or a change-in-control in our general partner other than the same severance plan and other provisions that apply to all other employees. Payments to our NEOs associated with a position elimination or a change-in-control of our general partner are provided for under the Magellan Severance Plan as follows:

•	The Magellan Severance Plan provides severance benefits to eligible participants, including our NEOs, based upon years of service for the following termination events:

•

Position Elimination – Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of six weeks of base salary and a maximum of fifty-two weeks of base salary; and

•

Change-in-Control – As defined in the plan, to receive severance pay benefits due to a change-in-control, the NEO must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years following a change-in-control. Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of twelve weeks of base salary and a maximum of fifty-two weeks of base salary.

MGG Midstream Holdings, L.P. (“MGG MH”) was the sole owner of our general partner. On December 3, 2008, we purchased our general partner from MGG MH. When this transaction closed, a change-in-control occurred as defined in the Magellan Severance Plan. Even though a change-in-control has occurred, our NEOs must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years of December 3, 2008 in order to receive enhanced severance payouts.

We provide these benefits because we believe they are consistent with the benefits provided by other MLPs with which we compete. In addition, we believe that change-in-control severance benefits help assure continuity of leadership both before and after the effective date of any change-in-control. Additional information and details regarding potential payments to our NEOs can be found in the section below entitled “Potential Payments Upon Termination or Change-In-Control of our General Partner.”

Distributions on NEOs’ Personal Investments in MGG MH

As described above, until December 3, 2008, MGG MH was the sole owner of our general partner. In 2003, our NEOs made a personal investment in Class B common units of MGG MH, which constituted approximately 3% of the total ownership of MGG MH. These Class B common units vested over time. In 2008, our NEOs received the distributions listed below from MGG MH due to their ownership of the Class B common units. The distributions on these personal investments did not reduce our cash flows.

NEO	2008 Total Distributions from MGG MH on Class B Common Units
Don R. Wellendorf, CEO	$144,350
John D. Chandler, CFO	$100,709
Lonny E. Townsend	$33,570

On December 3, 2008, we purchased our general partner from MGG MH and, therefore, MGG MH is no longer affiliated with us. As part of this transaction, MGG MH distributed approximately 8.8 million of our common units it held to its owners, including our NEOs. The number of our common units received by our NEOs due to this pro rata distribution is set forth below.

NEO	2008 Total Distribution of MGG Common Units From MGG MH
Don R. Wellendorf, CEO	135,769
John D. Chandler, CFO	94,722
Lonny E. Townsend	31,574

The MMP Compensation Committee recognizes these were personal investments of our NEOs in MGG MH and does not take distributions related to these investments into account in setting our NEOs’ future compensation.

Board of Directors Compensation Report

We have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted By:

Board of Directors

Don R. Wellendorf, Chairman

Walter R. Arnheim

Robert C. Croyle

Patrick C. Eilers

James C. Kempner

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Summary Compensation Table

The following table provides a summary of our NEOs total compensation expense for the fiscal year ended December 31, 2008 including the 15% compensation expense allocated to us and paid by us:

Name and Principal Position	Year	Salary		Unit Awards(1)		Non-Equity Incentive Program Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation		Total
Don R. Wellendorf, CEO and President	2008 2007 2006	$ $ $	444,231 397,115 372,115	$ $ $	367,654 832,325 987,131	$ $ $	322,067 476,539 310,344	$ $ $	51,007 34,932 21,866	$ $ $	31,208 32,790 31,886	$ $ $	1,216,167 1,773,701 1,723,342

John D. Chandler, Senior Vice President, CFO and Treasurer	2008 2007 2006	$ $ $	294,231 245,384 208,269	$ $ $	185,340 444,286 534,561	$ $ $	106,659 184,038 130,272	$ $ $	14,827 9,248 5,617	$ $ $	38,618 39,690 35,392	$ $ $	639,675 922,646 914,111

Lonny E. Townsend, Senior Vice President, General Counsel and Compliance and Ethics Officer	2008 2007 2006	$ $ $	256,538 226,538 197,923	$ $ $	147,811 372,702 452,794	$ $ $	92,995 169,904 123,801	$ $ $	35,447 28,178 14,247	$ $ $	36,282 35,948 35,667	$ $ $	569,073 833,270 824,432

(1)	Represents the pro forma amounts recognized by MMP as compensation expense assuming Statement of Financial Standard No. 123(R), “Share-based Payments” had been applied to all unit-based awards to MMP’s NEOs. However, the expense amounts recognized in this table have not been adjusted for estimates of forfeitures. Unit award expense amounts were not allocated to nor paid by us.

Calculation of our 15% Allocation of NEO Compensation

Name and Principal Position	Salary	Non-Equity Incentive Program Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total	Allocation	Our Total Compensation Expense
Don R. Wellendorf	$444,231	$322,067	$51,007	$31,208	$848,513	15%	$127,276
John D. Chandler	$294,231	$106,659	$14,827	$38,618	$454,335	15%	$68,150
Lonny E. Townsend	$256,538	$92,995	$35,447	$36,282	$421,262	15%	$63,189

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

As discussed in the section above entitled “Compensation Discussion & Analysis,” MMP’s compensation program consists of the following four components: (i) base salary; (ii) LTIP; (iii) AIP; and (iv) benefits. MMP’s LTIP is a part of MMP’s compensation program only and no part of it is intended to compensate our NEOs for their service to us. Therefore, no cost associated with MMP’s LTIP is allocated to us and no units awarded or payouts to our NEOs pursuant to MMP’s LTIP is discussed herein. Please refer to each component’s section of the Compensation Discussion & Analysis above for additional information.

Non-Equity Incentive Program Compensation

MMP’s 2008 AIP payouts for each NEO are set forth in the Summary Compensation Table in the Non-Equity Incentive Program Compensation column. Once the results of MMP’s performance against the AIP metrics were determined, MMP’s Compensation Committee had the discretion to make adjustments to the funding of the payout pool for all participants, including our NEOs. At the January 2009 meeting, MMP’s Compensation Committee approved the calculated payout percentage based on the 2008 actual results, excluding the impact of Hurricane Ike, as measured against the metrics as described above, and funded the 2008 AIP at the calculated payout percentage of 72.5%. The table below provides the weights used for each performance metric of the 2008 AIP, the threshold, target and stretch levels established for 2008 performance, the actual 2008 results achieved and the calculated payout percentages for each metric.

MMP’s 2008 Annual Non-Equity Incentive Program

Performance Metrics and Year-end Result

($ in millions)

MMP Performance Metric	Weight	2008 MMP Results	Threshold	Target	Stretch	Calculated Payout Percentage
EBITDA less Maintenance Capital	65%	$282.4	$282.2	$312.2	$327.2	32.5%
Commodity Margin (excluding supply agreement)	10%	$117.2	$48.5	$55.7	$63.9	20.0%
Environmental – High Consequence Releases	8%	6	4	3	1	0.0%
Environmental – Human Error Releases	7%	11	8	6	4	0.0%
Safety – OSHA Recordable IR	10%	.98	2.5	1.66	1.1	20.0%

	100%		Total Calculated Payout Percentage			72.5%

The reconciliation of the financial performance metric disclosed above to amounts presented in MMP’s consolidated financial statements is provided below (in millions):

MMP EBITDA less Maintenance Capital:
Net income – fiscal year 2008	$346.6
Income from commodity related activities	(157.5)
Depreciation, amortization and debt placement fee amortization(1)	71.9
Interest expense(2)	50.5
LTIP expense(1)	0.9
Indemnified environmental expenditures(1)	(6.8)
Asset retirements(1)	7.2
Net maintenance capital(3)	(43.2)
Compensation Committee adjustments(4)	15.5
General and administrative costs in excess of the cap	1.6
Other	(3.1)

MMP EBITDA less Maintenance Capital – 2008 Actual Results for Compensation Purposes	$282.4

(1)	These cost categories are non-cash charges against net income; therefore, these costs were added back to net income in determining this performance metric.
(2)	This cost category is excluded from the determination of this performance metric.
(3)	Maintenance capital shown is net of reimbursements from indemnities or insurance.
(4)	Please see the narrative discussion of these compensation committee adjustments in the section above entitled “2008 AIP Metrics.”

Once the total calculated payout amount was approved and funded, MMP’s Compensation Committee had discretion to make adjustments to 50% of the individual payout for each NEO. This adjustment, if applied, can range from 0% to 200% of this portion of the payout. For 2008, MMP’s Compensation Committee made no discretionary adjustments to our NEOs’ AIP payouts. The calculations for the 2008 NEO’s AIP payouts are as follows:

NEO	2008 Actual Annual Base Salary (a)	2008 AIP Target (b)	2008 Total Calculated Payout Percentage (c)	2008 Calculated Payout Amount (a)*(b)*(c)	Our 15% Allocation
Don R. Wellendorf, CEO	$444,231	100%	72.5%	$322,067	$48,310
John D. Chandler, CFO	$294,231	50%	72.5%	$106,659	$15,999
Lonny E. Townsend	$256,538	50%	72.5%	$92,995	$13,949

Pension Benefits

A pension plan was established for certain non-union employees, including our NEOs. This pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. This pension plan generally includes salaried employees who have completed at least one year of service. Our NEOs participate in this pension plan on the same terms as other participants.

The pension plan is a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service (including years of service with Williams, a former employer of our NEOs) up to age 65, final average pay and Social Security-covered compensation wages. The benefit is then offset by the benefit payable at normal retirement age from Williams’ pension plan. The benefit is earned by the participant based upon a service ratio, the numerator of which is years of service since December 31, 2003 and the denominator of which is the total years of service possible up to age 65. The formula for the accrued single life benefit payable at normal retirement (age 65) is as follows:

•	1.1% -times- Final Average Pay as of December 31, 2008 -times- Years of Service Projected to Age 65 (including years with Williams)

-plus-

•	0.45% -times- Final Average Pay as of December 31, 2008 in excess of Social Security-Covered Compensation -times- Years of Service Projected to Age 65 (including years with Williams)

-minus-

•	Estimated Frozen Accrued Benefit as of December 31, 2003 Payable from Williams at Age 65

-times-

•	Service Ratio (Years of Service since December 31, 2003/Years of Service Possible After December 31, 2003 up to age 65)

The pension plan offers payment options in the form of a single life annuity, joint and survivor life annuity and/or lump sum.

Compensation eligible for consideration under the plan includes base salary and MMP’s AIP awards up to the IRS limits. For 2008, the compensation limit was $230,000. Neither we nor MMP provides a SERP benefit for our NEOs for any reason including compensation limits imposed by the IRS.

The present value of accumulated benefits for our NEOs under the Magellan Pension Plan as of December 31, 2008 was as follows:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Don R. Wellendorf, CEO	Magellan Pension Plan	29	$143,355
John D. Chandler, CFO	Magellan Pension Plan	16	$39,478
Lonny E. Townsend	Magellan Pension Plan	17	$103,896

The present value of accumulated benefits for each NEO was calculated as of December 31, 2008 based upon standard plan assumptions of a 6.0% discount rate and the RP2000 mortality tables. For full disclosure of all significant assumptions used by the pension plan, please refer to Note 9 – Employee Benefit Plans to our consolidated financial statements.

Potential Payments Upon Termination or Change-In-Control of our General Partner

None of our NEOs has an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with any termination or change-in-control of our or MMP’s general partner. In the event of a change-in-control of our general partner, no payments would be made to our NEOs. Payments to our NEOs associated with a change-in-control of MMP’s general partner are provided for under the Magellan Severance Plan. The amount of compensation payable to each NEO by MMP in each termination situation is listed in the table below, excluding payments they would receive under the MMP LTIP. The MMP LTIP termination payments were excluded because no portion of such payments would be allocated to or paid by us. For purposes of severance analysis, we assumed: (i) each NEO’s employment was terminated on December 31, 2008; (ii) payouts relative to the 2008 AIP were based on 2008 actual results.

Potential Benefits and Payments Upon Termination or Change-In-Control of our General Partner

As of December 31, 2008

	Potential Benefits and Payments
NEO	Voluntary Termination(1)	Normal Retirement(2)	Involuntary Not for Cause Termination(3)	For Cause Termination(4)	Involuntary or Good Reason Termination (Change-In- Control)(5)	Death or Disability(6)
Compensation and Benefit Plans
Don R. Wellendorf, CEO:
AIP	$322,067	$322,067	$322,067	$322,067	$322,067	$322,067
Severance Benefits	—	—	$450,000	—	$450,000	—
Subsidized COBRA Benefits	—	—	$2,296	—	$2,296	—

Total	$322,067	$322,067	$774,363	$322,067	$774,363	$322,067

Out Total 15% Allocation	$48,310	$48,310	$116,154	$48,310	$116,154	$48,310

John D. Chandler, CFO:
AIP	—	$106,659	—	—	—	$106,659
Severance Benefits	—	—	$184,615	—	$184,615	—
Subsidized COBRA Benefits	—	—	$3,865	—	$3,865	—

Total	—	$106,659	$188,480	—	$188,840	$106,659

Out Total 15% Allocation	—	$15,999	$28,272	—	$28,272	$15,999

Lonny E. Townsend:
AIP	—	$92,995	—	—	—	$92,995
Severance Benefits	—	—	$170,000	—	$170,000	—
Subsidized COBRA Benefits	—	—	$3,865	—	$3,865	—

Total	—	$92,995	$173,865	—	$173,865	$92,995

Out Total 15% Allocation	—	$13,949	$26,080	—	$26,080	$13,949

(1)	Voluntary Termination – NEO resigns his position within the organization. Our CEO is currently eligible for retirement and therefore would receive his 2008 AIP payout. All other NEOs must remain employed through the actual pay date of the award which is usually in late January.
(2)	Normal Retirement – The amounts above assume the NEO retires from the organization at age 65 and has at least 5 years of vesting service with the organization.
(3)	Involuntary Not for Cause Termination – Position elimination.
(4)	For Cause Termination – NEOs termination of employment resulted from; (i) willful failure by the NEO to substantially perform his or her duties, (ii) gross negligence or willful misconduct of the NEO which results in a significantly adverse effect upon the organization, (iii) willful violation or disregard of the code of business conduct or other published policy of the organization, or (iv) conviction of a crime involving an act of fraud, embezzlement, theft or any other act constituting a felony or causing material harm, financial or otherwise, to the organization.
(5)	Involuntary or for Good Reason Termination – A termination within two years of a change-in-control that occurs on an involuntary basis without cause as described above or on a voluntary basis for Good Reason as defined in the Magellan Severance Plan.
(6)	Death or Disability – Disability is defined as meeting the requirements for qualification for benefits under the Magellan Long-Term Disability Plan.

Director Compensation

Independent and non-management directors of our general partner’s board of directors receive annually a retainer of $30,000 plus our limited partner units valued at $50,000 on the grant date. Independent and non-management directors also receive a meeting fee of $1,500 for each board of director and committee meeting they attend. The chairman of each of the conflicts committees receives an additional annual retainer of $10,000 and the chairman of the audit committee receives an additional annual retainer of $15,000. The chairman of each of these committees is an independent director. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending board of directors or committee meetings. Each director is indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.

The independent and non-management directors can elect to defer payment of each of their annual cash retainer, annual limited partner unit award and meeting attendance fees. All deferred compensation amounts are credited to the applicable director’s account in the form of phantom limited partner units, with distribution equivalent rights. Each director’s account is credited with additional phantom limited partner units for all distribution equivalents earned. During 2008, Mr. Arnheim elected to defer all of his compensation, Mr. Croyle elected to defer his annual limited partner unit award and Mr. Kempner elected not to defer any of his compensation. In addition, Mr. Kempner elected to receive the second installment of his equity compensation in cash. All compensation deferred by Mr. Arnheim and Mr. Croyle was invested in phantom limited partner units in us. Distribution equivalents will be earned on phantom units held in each director’s deferred compensation account when distributions are paid on our outstanding limited partner units. The distribution equivalents will be converted into additional phantom units with distribution equivalent rights. Other directors of our general partner during 2008 were Patrick C. Eilers, Thomas T. Macejko, Jr., Thomas S. Souleles and Don R. Wellendorf. These directors received no compensation for their service on our general partner’s board of directors or its committees in 2008. Messrs. Macejko and Souleles resigned from our general partner’s board of directors effective December 3, 2008.

Details of amounts earned by the independent members of our general partner’s board of directors for the fiscal year ended December 31, 2008 are as follows:

Name	Retainers and Fees Paid or Deferred	Unit Awards Paid or Deferred	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Walter R. Arnheim	$106,500	$49,975	$(102,391)	—	$54,059
Robert C. Croyle	$91,000	$49,975	$(21,651)	—	$119,324
James C. Kempner.	$113,500	$25,019	—	—	$138,500

During 2008, each of the independent directors was awarded equity consisting of our common units as set forth below. The fair value of the units awarded was based upon the closing market price of our common units on the grant date.

Date	Units Awarded		Fair Value on Grant Date	Total Compensation
Walter R. Arnheim:
01/01/08	1,773	(a)	$26.80	$47,516
02/14/08	78	(b)	$24.74	$1,929
05/15/08	82	(b)	$25.12	$2,060
06/02/08	2,828	(c)	$24.75	$69,993
08/15/08	154	(b)	$20.36	$3,135
11/14/08	209	(b)	$15.98	$3,340
12/02/08	2,998	(d)	$13.01	$39,004

Total	8,122			$166,977

Date	Units Awarded		Fair Value on Grant Date	Total Compensation
Robert G. Croyle:
01/01/08	932	(e)	$26.80	$24,977
02/14/08	12	(b)	$24.74	$297
05/15/08	12	(b)	$25.12	$301
06/01/08	1,010	(e)	$24.75	$24,998
08/15/08	33	(b)	$20.36	$672
11/14/08	44	(b)	$15.98	$703

Total	2,043			$51,948

Date	Units Awarded		Fair Value on Grant Date	Total Compensation
James C. Kempner.:
02/02/08	985	(e)	$25.40	$25,019

Total	985			$25,019

(a)	Represents 50% of Mr. Arnheim’s annual cash retainer ($30,000), equity retainer paid in limited partner units ($50,000) and annual retainer as chairman of the audit committee.
(b)	Represents the distribution equivalents value for the total of all deferred units held by this director on the dates we paid quarterly distributions to our unitholders.
(c)	Represents the remaining 50% of Mr. Arnheim’s compensation described in (a) above, plus $22,500 for attendance at board meetings during the period December 1, 2007 through May 31, 2008.
(d)	Represents fees for attending board meetings during the period June 1, 2008 through November 30, 2008.
(e)	Represents 50% of this director’s annual retainer paid in limited partner units ($50,000).

Director Compensation

Nonqualified Deferred Compensation Plan

Name	Director Deferred Compensation In Last FY ($)	Nonqualified Deferred Compensation Earnings in Last FY ($)
Walter R. Arnheim	$156,475	$(102,391)
Robert G. Croyle	$49,975	$(21,626)

Name	Beginning Balance January 1, 2008	2008 Deferred Compensation	2008 Distribution Equivalents	Market Value Gains/ (Loss)	Ending Balance December 31, 2008
Walter R. Arnheim
Market Value	$121,394	$156,475	$10,464	$(112,855)	$175,478
Number of Units	4,529	7,599	523		12,651

Robert G. Croyle
Market Value	—	$49,975	$1,973	$(23,599)	$28,349
Number of Units	—	1,942	101		2,043

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was our independent registered public accounting firm for our 2008 audit and will conduct our 2009 audit. In connection with this audit, we entered into an engagement agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures.

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ending December 31, 2007 and 2008, for consultation concerning financial accounting and reporting standards and for comfort letter procedures for secondary equity offerings in 2007 and 2008 were $193,011 and $165,088, respectively.

Audit-Related Fees

There were no fees billed during fiscal years 2007 and 2008 for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees.”

Tax Fees

The aggregate fees billed in fiscal years 2007 and 2008 for professional services rendered by Ernst & Young LLP for tax advice and compliance were $612 and $0, respectively. These services included consultation concerning tax planning and compliance.

In addition, MMP, an affiliate of ours, and MGG MH, which was an affiliate of ours until December 3, 2008, cumulatively paid audit and audit-related and tax fees of $1,345,351 in 2007 and $1,214,134 in 2008.

All Other Fees

None.

No fees were billed in fiscal years 2007 and 2008 for products and services provided by Ernst & Young LLP, other than as set forth above.

The audit committee of our general partner’s board of directors has adopted an audit committee charter, which is available on our website at www.mgglp.com. The charter requires the audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy, which is an appendix to the audit committee charter. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 20, 2009 the number of our limited partner units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of our limited partner units; (2) the current directors of our general partner’s board of directors; (3) the NEOs of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC.

Name of Beneficial Owner, Director or Named Executive Officer	Our Common Units		Percentage of Common Units
Madison Dearborn Capital Partners IV, L.P. and Madison Dearborn Partners IV, L.P.(1)	4,168,133		6.7%
Lehman Brothers Holdings Inc. and Lehman Brothers Inc. (2)	6,674,008		10.7%
The Goldman Sachs Group, Inc. and Goldman, Sachs and Company(3)	3,818,520		6.1%
Walter R. Arnheim	2,035	(4)	*
Robert G. Croyle	2,972	(4)	*
Patrick C. Eilers	—		—
James C. Kempner	7,373	(4)	*
Don R. Wellendorf	135,769	(4)	*
John D. Chandler	94,722	(4)	*
Lonny E. Townsend	31,574	(4)	*
All Current Directors and Executive Officers as a Group (7 persons)	274,445	(4)	*

*	represents less than 1%
(1)	A filing with the SEC on December 8, 2008 indicates that Madison Dearborn Capital Partners IV, L.P. and Madison Dearborn Partners IV, L.P. are or may be deemed to be joint beneficial owners of the number of common units indicated in the above table. The address of each of these entities is Three First National Plaza, Suite 4600, Chicago, IL 60602.
(2)	A filing with the SEC on February 13, 2008 indicates that Lehman Brothers Holdings Inc. and Lehman Brothers Inc. are or may be deemed to be joint beneficial owners of the number of common units indicated in the above table. The address of each of these entities is 745 Seventh Avenue, New York, NY 10019.
(3)	A filing with the SEC on February 15, 2008 indicates that Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are or may be deemed to be joint beneficial owners of the number of common units indicated in the above table. The address of each of these entities is 85 Broad Street, New York, NY 10004.
(4)	None of which are pledged as security.

The following table sets forth as of February 20, 2009 the number of common units of MMP beneficially owned by: (1) the current directors of our general partner’s board of directors; (2) the NEOs of our general partner; and (3) all current directors and executive officers of our general partner as a group.

Name of Director or Executive Officer	MMP Common Units		Percentage of Total MMP Common Units
Walter R. Arnheim	—		—
Robert G. Croyle	—		—
Patrick C. Eilers	—		—
James C. Kempner	5,000	(1)	*
Don R. Wellendorf	92,673	(1)	*
John D. Chandler	42,918	(1)	*
Lonny E. Townsend	27,582	(1)	*
All Current Directors and Executive Officers as a Group (7 persons)	168,173		*

*	represents less than 1%
(1)	None of which are pledged as security.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The table set forth below provides information concerning the various types of awards that may be issued from the Magellan Midstream Holdings Long-Term Incentive Plan, including options, restricted units, phantom units, performance awards and unit awards as of December 31, 2008. For more information regarding the material features of the Magellan Midstream Holdings Long-Term Incentive Plan, please read Note 14—Long-Term Incentive Plan of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Approved by Security Holders	15,273	127,411
Total	15,273	127,411

(1)	Units delivered pursuant to an award consist, in whole or in part, of units acquired on the open market, from any affiliate, us, any other person or any combination of the foregoing. We have the right to issue new units as part of the Plan. Awards may also be settled in cash. Units or cash awarded pursuant to the Plan are granted without payment by the participant. Taxes are withheld from the award to cover the participant’s mandatory tax withholdings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The NYSE rules do not require publicly-traded limited partnerships’ boards of directors to have a standing compensation committee. Therefore, our general partner’s board of directors has delegated responsibility for decisions related to compensation of its employees that provide services to us and MMP, with the exception of benefits, to the compensation committee of MMP’s general partner. The members of the compensation committee of MMP’s general partner during the last fiscal year were John P. DesBarres, Patrick C. Eilers, Thomas T. Macejko, Jr., James R. Montague, George A. O’Brien, Jr., Thomas S. Souleles and Don R. Wellendorf. No member of this compensation committee was an officer or employee of the Partnership or MMP or our general partner or MMP’s general partner during fiscal 2008, with the exception of Mr. Wellendorf, Chairman, CEO and President of our general partner and MMP’s general partner.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

Under a services agreement between us, MGG GP and MMP, we and MMP reimburse MGG GP for the costs of employees necessary to conduct our respective operations and administrative functions. Our current payroll and benefits accruals associated with this agreement at December 31, 2008 were $21.9 million and our long-term pension and benefits accrual at December 31, 2008 was $31.8 million. We and MMP settle our respective payroll, payroll-related expenses and non-pension postretirement benefit costs with MGG GP on a monthly basis. MMP funds its long-term affiliate pension liabilities through payments to MGG GP when MGG GP makes contributions to its pension funds.

We have historically reimbursed MMP for G&A expenses, excluding equity-based compensation, in excess of a general and administrative (“G&A”) cap. The amount of G&A costs required to be reimbursed to MMP was

$1.6 million in 2008. MGG MH reimbursed us for the same amounts we reimbursed to MMP for these excess G&A expenses. We recorded these reimbursements as a capital contribution from our general partner. We will not make reimbursements to MMP for excess G&A costs beyond 2008.

During 2008, we were allocated $0.4 million of non-cash G&A compensation expense, with a corresponding increase in partners’ capital, for payments made by MGG MH to one of MMP’s executive officers.

Because MMP’s distributions have exceeded target levels as specified in its partnership agreement, MMP GP receives approximately 50%, including its approximate 2% general partner interest, of any incremental cash distributed per MMP limited partner unit. Since we own MMP GP, we benefit from these distributions. In 2008, distributions paid to MMP GP based on its general partner interest and incentive distribution rights totaled $85.6 million.

From January 1, 2008 through December 3, 2008, the executive officers of our general partner collectively owned a direct interest in MGG MH of approximately 4%, and MGG MH owned our general partner. The executive officers of our general partner, through their ownership in MGG MH, indirectly benefited from MMP’s distributions and directly benefited from our distributions. For more information regarding the distributions to our general partner’s executive officers due to their ownership in MGG MH, please see the section entitled “Distributions on NEOs’ Personal Investments in MGG MH” in this proxy statement.

On December 3, 2008, we purchased our general partner from MGG MH and MGG MH is no longer affiliated with us. As part of this transaction, MGG MH distributed approximately 8.8 million of our common units it held to its owners, including our general partner’s executive officers. The number of our common units received by our general partner’s executive officers due to this pro rata distribution is set forth below.

Our General Partner’s Executive Officers	2008 Total Distribution of MGG Common Units from MGG MH
Don R. Wellendorf, CEO	135,769
John D. Chandler, CFO	94,722
Lonny E. Townsend	31,574

In 2009, the executive officers of our general partner, which currently own less than 1% of our common units, will directly benefit from our distributions.

Review, Approval or Ratification of Transactions with Related Persons

Recognizing that related person transactions present a heightened risk of conflicts of interest and/or improper valuation, our general partner’s board of directors adopted a written policy on October 27, 2006, which must be followed in connection with all related person transactions involving us or our subsidiaries. Under this policy, any related person transaction may be entered into or continue only if approved as follows:

•	By the conflicts committee of our general partner’s board of directors;

•

If the related person transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), then the CEO of our general partner has authority to approve the transaction. The CEO’s signature on an authorization for expenditure form with a related person is conclusive evidence of his approval pursuant to the policy. If we will be entering into several transactions of the same type over a period of time with a related person, the CEO may pre-approve all such transactions, but must review such pre-approvals not less than annually; or

•	Any other related person transaction may be approved by a majority of the disinterested directors on our general partner’s board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2008, we are aware of one late group filing by Carlyle Investment Management L.L.C, TC Group, L.L.C., TCG Holdings, L.L.C., former affiliates.

CODE OF ETHICS

We have a code of ethics that applies to our general partner’s principal executive officer, Don R. Wellendorf, and principal financial and accounting officer, John D. Chandler, and a code of business conduct that applies to all executive officers and directors of our general partner and employees providing services to us. You may view each of these codes on our website at www.mgglp.com.

UNITHOLDER PROPOSALS FOR 2010

ANNUAL MEETING OF LIMITED PARTNERS

Any common unitholder entitled to vote at our 2010 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner at the annual meeting by complying with the procedures set forth in our partnership agreement within the time frame discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof.

In order to nominate persons to our general partner’s board of directors at the 2010 annual meeting, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 no later than the close of business on December 24, 2009, nor earlier than the close of business on December 9, 2009. The written notice must include: (1) as to each person whom the unitholder proposes to nominate for election or reelection as a director of our general partner all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder; and (ii) the class and number of units which are owned by the unitholder.

Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for our 2010 annual meeting must submit such proposal by the dates referred to above or it will be considered untimely. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-202-551-8090 for further information on the public reference room and its copy charges. We maintain a website at www.mgglp.com, where we make our SEC filings available.

You may request a copy of the audit committee charter and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge, or directions to our annual meeting by calling or writing to us at the following address:

Investor Relations Department

Magellan Midstream Holdings, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Local phone: (918) 574-7000

Toll-free phone: (877) 934-6571

If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.

You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

FORM OF PROXY CARD

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:00 a.m., Central Time, on April 23, 2009.

Vote by Internet

• Log on to the Internet and go to www.computershare.com/expressvote.

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an ☒ as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE

PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposal – The Board of Directors recommends a vote FOR the nominee listed.

1.	Election of Directors:	For	Withhold

01 – Patrick C. Eilers		☐	☐

B Non-Voting Items

Change of Address Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance ☐
Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

Proxy – Magellan Midstream Holdings, L.P.

Notice of 2009 Annual Meeting of Limited Partners

Williams Resource Center

One Williams Center

Tulsa, Oklahoma

Proxy Solicited by Board of Directors for the Annual Meeting – April 23, 2009

Lonny E. Townsend and Don R. Wellendorf, or any of them, each with the power of substitution, are hereby authorized to represent and vote the units of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Limited Partners of Magellan Midstream Holdings, L.P. to be held on April 23, 2009, 10:00 a.m. Central Time, or at any postponement or adjournment thereof.

Units represented by this proxy will be voted by the unitholder. If no such directions are indicated, the Proxies will have authority to vote FOR Patrick C. Eilers.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)